SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 12, 1997 (June 4, 1997)

                                NOXSO Corporation
             (Exact Name of Registrant as Specified in its Charter)

                                    Virginia
                 (State or Other Jurisdiction of Incorporation)

0-17454                                                   54-1118334
(Commission File Number)                    (I.R.S. Employer Identification No.)


2414 Lytle Road, Bethel Park, PA                             15102
(Address of Principal Executive Offices)                   (Zip Code)

                                 (412) 854-1200
              (Registrant's Telephone Number, Including Area Code)



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Item 3. Bankruptcy or Receivership.

     An involuntary petition in bankruptcy was filed against NOXSO Corporation (the "Company") on February 6, 1997 in the Bankruptcy Court for the Eastern District of Tennessee (the "Court") by Olin Corporation and two other creditors. On June 4, 1997, the Company (i) consented to the jurisdiction of the Court and was adjudicated bankrupt and (ii) converted the bankruptcy to a proceeding under Chapter 11 of the Bankruptcy Code (Case No. 97-10709). The Company is presently operating as a debtor-in-possession in the proceeding.


Item 5. Other Events.

     On June 9, 1997, the Company submitted to the Nasdaq Stock Market, Inc., a proposal to achieve compliance with the requirement for continued listing that the Company maintain capital and surplus of at least $1 million. The proposal contemplates (i) the sale of the facility the Company has constructed on the property of Olin Corporation ("Olin") for the conversion of elemental sulfur into liquid sulfur dioxide under a License, Construction, Lease and Sulfur Supply Agreement with Olin (the "Supply Agreement") or the stream of payments owed by Olin to the Company under the Supply Agreement and (ii) the sale of equity securities in private placements. The Company is currently engaged in efforts to complete the strategies described in the proposal, but there can be no assurance that it will be successful in doing so. If Nasdaq does not consider the Company's proposal sufficient to warrant continued listing, Nasdaq would issue a formal notice of deficiency to the Company which would specify a delisting date. The Company could then request a hearing on its proposal, and its stock would remain listed pending the hearing.



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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NOXSO CORPORATION
                                   (Registrant)



                                   By: /s/ Edwin J. Kilpela
                                      --------------------------------
                                           Edwin J. Kilpela, President



Dated: June 12, 1997